Form 4 Joint Filer Information

Name:	Jákup á Dul Jacobsen
Address:	Smaratorgi 1 201 KÓpavogi Republic of Iceland 104
Designated Filer:	Lagerinn ehf
Issuer & Ticker Symbol:	Cost Plus, Inc. (CPWM)
Date of Event Requiring Statement:	11/01/07 and 11/02/07
Signature:	By: /s/ Jákup á Dul Jacobsen